Exhibit 10.2

$7,100	Salt Lake City, Utah July 12, 2013

PROMISSORY NOTE

FOR VALUE RECEIVED, subject to the terms and conditions of this Note, the undersigned, Ultra Sun Corporation, a Nevada corporation (the “Company”), hereby promises to pay to the order of Kirk Blosch, Neil Blosch, and Jeff Holmes (collectively, “Payee”), at 1532 East St. Marks Court, Salt Lake City, Utah 84124, the principal amount of Seven Thousand One Hundred Dollars ($7,100), together with interest thereon at the rate of six percent (6%) per annum, payable on or before the earlier of December 31, 2013 or the date the tanning salon owned by the Company (the “Salon”) is sold.

This Note shall be paid solely from the proceeds to be received by the Company from the sale of the Salon and the payment of this Note is expressly made contingent on the receipt of adequate proceeds from the sale of the Salon to do so.  In the event the Salon is sold, the sales proceeds shall be applied first to pay Neil Blosch an incentive bonus in the amount of Fifty Thousand Dollars ($50,000); second to hold for the benefit of the Company the amount of any net loss incurred by the tanning salon (that is, operating costs the tanning salon was not able to pay from its income in its ordinary course of business) during the period from April 1, 2013 through the date the tanning salon is sold; third to pay the outstanding balance of principal and interest of this Note; and fourth to pay fifty percent (50%) of the remaining sales proceeds (up to a maximum of an additional $25,000) to Neil Blosch as an additional incentive bonus.  In the event the sales proceeds from the Salon are not adequate to pay the foregoing amounts, the proceeds shall be applied in the order of priority set forth above until they have been exhausted.  If the sales proceeds from the sale of the Salon (after deducting the $50,000 incentive bonus to Neil Blosch and the amount of any net loss from the tanning salon operations from April 1, 2013 through the sale date) are not adequate to pay this Note in full, such proceeds shall be applied to the repayment of this Note to the extent available and the outstanding balance of this Note shall automatically be deemed to constitute a contribution by Payee to the capital of the Company.

If this Note is collected by an attorney after default in the payment of principal or interest, either with or without suit, the undersigned agrees to pay all costs and expenses of collection including a reasonable attorney's fee.

The undersigned hereby waives presentment for payment, demand and notice of dishonor and nonpayment of this Note, and consents to any and all extensions of time, renewals, waivers or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this Note.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note effective as of the date first written above.

Ultra Sun Corporation

By /s/ David Tobias
David Tobias
President

ACKNOWLEGED and AGREED To as of the 12th day of July 2013.

/s/ Kirk Blosch Kirk Blosch /s/ Jeff Holmes Jeff Holmes	/s/ Neil Blosch Neil Blosch